Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter Results

LOS ANGELES--(BUSINESS WIRE)--April 23, 2009--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the first quarter ended March 31, 2009. For the 2009 first quarter, net income was $20.1 million compared with net income of $107.4 million for the 2008 first quarter. Earnings per diluted share were $.27 for the 2009 first quarter, compared with earnings of $1.46 per diluted share for the 2008 first quarter. Sales for the 2009 first quarter were $1.56 billion, compared with 2008 first quarter sales of $1.91 billion. The 2009 first quarter financial results include in cost of sales a pre-tax LIFO income amount of $75.0 million, or $.68 per diluted share, compared with a pre-tax LIFO expense amount of $17.5 million, or $.15 per diluted share, for the 2008 first quarter.

David H. Hannah, Chairman and Chief Executive Officer of Reliance said, “Our tons sold for the 2009 first quarter were down 1% and our average price per ton sold was down 16% compared to the 2008 first quarter. However, on a “same-store” basis, excluding our 2008 acquisitions, our tons sold were down 34% and our average price per ton sold was flat for the 2009 first quarter compared to the 2008 first quarter. Comparing our 2009 first quarter to the 2008 fourth quarter, our tons sold were down 14% and our average price per ton sold was down 15%. For the 2009 first quarter carbon steel sales were 58% of our revenues; aluminum sales were 17%; stainless steel sales were 12%; alloy sales were 8%; other sales were 3% and toll processing sales were 2%.”

“Business remains difficult across all of our products, evidenced by weak demand and soft prices. Additionally, there is no geographic region that is significantly better or worse than any other. As for the industries where we sell our products, our aerospace and energy related sales are still reasonably good, especially compared to other markets, but still down from last year,” Hannah said.

Hannah further stated, “Given this economic environment, we are proud to have remained profitable, albeit at earnings per share levels we have not seen since the 2001 to 2003 period. During these difficult times we have focused our efforts, in addition to maintaining profitable operations, on working capital management, cash flow, and debt reduction. During the 2009 first quarter we generated cash flow from operations of $315 million, or $4.29 per share. We repaid $310 million of debt during the quarter, bringing our net debt-to-total capital ratio to 36.9% compared to 41.4% at the end of 2008. As of March 31, 2009, we had only $174 million outstanding on our $1.1 billion unsecured revolving credit facility. We expect the balance on the revolving credit facility to be zero before the end of the second quarter, with net debt-to-total capital below 35% at that time.”

“We have a high variable cost structure and approximately 60% of our operating expenses are personnel related. Because of the lower demand levels experienced over the past six months, we have reduced our workforce by almost 1,800 employees, or 16%, and taken other personnel cost saving actions, which we expect to continue,” commented Hannah.

“There is still a great deal of uncertainty regarding economic conditions and the timing of any recovery. While we believe that we should see the beginnings of improvement later in the quarter, given that pricing for some carbon steel products may trend downward a little further, that demand may soften a bit more, and that service centers will continue to reduce inventories, we currently estimate earnings per diluted share of $.15 to $.20 for the 2009 second quarter,” concluded Hannah.

On April 21, 2009, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The dividend is payable on June 22, 2009 to shareholders of record June 1, 2009. The Company has paid regular quarterly dividend payments for 49 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the first quarter financial results for the period ended March 31, 2009. All interested parties are invited to listen to the web cast on April 23, 2009 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com through May 23, 2009 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2009 Fortune List of “The World’s Most Admired Companies,” 2008 “Fortune 500” List, the 2008 Forbes “America’s Best Managed Companies” List, the 2009 Forbes “Platinum 400 List of America’s Best Big Companies,” and the 2008 Fortune “100 Fastest Growing Companies” List.

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2008.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2009	2008
Income Statement Data:
Net sales	$1,558,535	$1,908,170
Gross profit	354,442	492,279
Operating income	47,961	189,285
EBITDA[1]	79,462	210,200
EBIT[1]	49,615	188,835
Pre-tax income	30,569	172,285
Net income attributable to Reliance	20,118	107,395
EPS – diluted	$.27	$1.46
Weighted average shares outstanding – diluted	73,323,713	73,548,014
Gross margin	22.7%	25.8%
Operating income margin	3.1%	9.9%
EBITDA margin[1]	5.1%	11.0%
EBIT margin[1]	3.2%	9.9%
Pre-tax margin	2.0%	9.0%
Net margin	1.3%	5.6%
Cash dividends per share	$.10	$.10

	March 31,	December 31,
	2009	2008
Balance Sheet and Other Data:
Current assets	$1,931,283	$2,302,372
Working capital	1,385,185	1,652,207
Property, plant and equipment, net	989,893	998,706
Total assets	4,807,504	5,195,485
Current liabilities	546,098	650,165
Long-term debt[2]	1,377,692	1,675,565
Total Reliance shareholders’ equity	2,442,998	2,431,436
Capital expenditures (year-to-date)	15,172	151,890
Net debt-to-total capital[3]	36.9%	41.4%
Interest coverage ratio[4]	8.3	10.3
Return on Reliance shareholders’ equity[5]	16.3%	22.9%
Current ratio	3.5	3.5
Book value per share	$33.32	$33.17
Cash flow from operations per share[6]	$11.86	$9.03

1 See Unaudited Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income attributable to Reliance shareholders before interest expense and income taxes. EBITDA is defined as the sum of income attributable to Reliance shareholders before interest expense, income taxes, depreciation expense and amortization of intangibles. We use EBITDA and EBIT as liquidity performance measures and believe they are useful in evaluating our liquidity because the calculations generally eliminate the effects of financing costs and income taxes and the accounting effects of capital spending and acquisitions, which are assessed and evaluated through other operating performance measures. EBITDA is also commonly used as a measure of operating and liquidity performance for companies in our industry and is frequently used by analysts, investors, lenders, rating agencies and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA is not a recognized measurement under U.S. generally accepted accounting principles and, therefore, represents a non-GAAP financial measure. EBITDA should not be considered in isolation or as a substitute for consolidated statements of income and cash flows data prepared in accordance with U.S. generally accepted accounting principles as it excludes components that are significant in understanding and assessing our results of operations and cash flows. EBITDA as presented is not necessarily comparable with similarly titled measures for other companies.

2 Long-term debt includes capital lease obligations of $3,674 and $3,833 as of March 31, 2009 and December 31, 2008, respectively.

3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

4 Calculations are based on the latest twelve months EBIT divided by interest expense.

5 Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

6 Calculations are based on the latest twelve months.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$33,643	$51,995
Accounts receivable, less allowance for doubtful accounts of $23,381 at March 31, 2009 and $22,018 at December 31, 2008	690,249	851,214
Inventories	1,088,277	1,284,468
Prepaid expenses and other current assets	27,967	33,782
Income taxes receivable	20,311	9,980
Deferred income taxes	70,836	70,933
Total current assets	1,931,283	2,302,372
Property, plant and equipment, at cost:
Land	126,901	125,096
Buildings	511,416	506,781
Machinery and equipment	815,443	810,054
Accumulated depreciation	(463,867)	(443,225)
	989,893	998,706

Goodwill	1,066,582	1,065,527
Intangible assets, net	733,648	741,681
Cash surrender value of life insurance policies, net	56,024	57,410
Investments in unconsolidated entities	20,670	20,605
Other assets	9,404	9,184
Total assets	$4,807,504	$5,195,485
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$248,366	$248,312
Accrued expenses	59,132	59,982
Deferred revenue	60,525	82,949
Accrued compensation and retirement costs	54,700	123,707
Accrued insurance costs	40,684	40,700
Current maturities of long-term debt	82,053	93,877
Current maturities of capital lease obligations	638	638
Total current liabilities	546,098	650,165
Long-term debt	1,374,018	1,671,732
Capital lease obligations	3,674	3,833
Long-term retirement costs and other long-term liabilities	99,397	94,361
Deferred income taxes	339,055	340,326
Commitments and contingencies
Reliance shareholders’ equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares —73,325,574 at March 31, 2009 and 73,312,714 at December 31, 2008, stated capital	567,009	563,092
Retained earnings	1,913,146	1,900,360
Accumulated other comprehensive loss	(37,157)	(32,016)
Total Reliance shareholders’ equity	2,442,998	2,431,436
Noncontrolling interest	2,264	3,632
Total equity	2,445,262	2,435,068
Total liabilities and equity	$4,807,504	$5,195,485

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2009	2008

Net sales	$1,558,535	$1,908,170

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,204,093	1,415,891
Warehouse, delivery, selling, general and administrative	276,634	281,629
Depreciation and amortization	29,847	21,365
	1,510,574	1,718,885

Operating income	47,961	189,285

Other income (expense):
Interest	(19,316)	(16,613)
Other income (expense), net	1,924	(387)
Income from continuing operations before income taxes	30,569	172,285
Provision for income taxes	10,181	64,827
Net income	20,388	107,458
Less: Net income attributable to noncontrolling interest	270	63
Net income attributable to Reliance	$20,118	$107,395

Earnings per share:
Income from continuing operations attributable to Reliance shareholders - diluted	$.27	$1.46
Weighted average shares outstanding - diluted	73,323,713	73,548,014

Income from continuing operations attributable to Reliance shareholders - basic	$.27	$1.47
Weighted average shares outstanding - basic	73,317,140	72,857,477

Cash dividends per share	$.10	$.10

Reconciliation of EBIT and EBITDA
Net cash provided by operating activities	$314,533	$107,196
Provision for income taxes	10,181	64,827
Interest expense	19,316	16,613
Other non cash adjustments	(3,599)	(23)
Changes in operating assets and liabilities	(260,969)	21,587
EBITDA	$79,462	$210,200
Less, Depreciation and amortization expense	29,847	21,365
EBIT	$49,615	$188,835

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities:
Net income attributable to Reliance	$20,118	$107,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,847	21,365
Deferred income tax benefit	(1,472)	(827)
Gain on sales of property, plant and equipment	(117)	(134)
Equity in earnings of unconsolidated partnerships	(65)	--
Noncontrolling interest	270	64
Stock based compensation expense	3,597	2,970
Excess tax benefits from stock based compensation	--	(2,482)
Net decrease in cash surrender value of life insurance policies	1,386	432
Changes in operating assets and liabilities:
Accounts receivable	160,041	(142,344)
Inventories	194,719	(50,564)
Prepaid expenses and other assets	(3,671)	17,845
Accounts payable and other liabilities	(90,120)	153,476
Net cash provided by operating activities	314,533	107,196

Investing activities:
Purchases of property, plant and equipment	(15,172)	(35,973)
Proceeds from sales of property, plant and equipment	353	16,375
Proceeds from redemptions of life insurance policies	2,463	2,532
Net investment in life insurance policies	--	(96)
Net cash used in investing activities	(12,356)	(17,162)

Financing activities:
Proceeds from borrowings	102,000	187,005
Principal payments on long-term debt and short-term borrowings	(411,625)	(140,946)
Dividends paid	(7,332)	(7,259)
Payments to noncontrolling interest holders	(735)	--
Excess tax benefits from stock based compensation	--	2,482
Exercise of stock options	62	3,559
Issuance of common stock	258	284
Noncontrolling interest purchase	(2,506)	--
Common stock repurchases	--	(114,774)
Net cash used in financing activities	(319,878)	(69,649)
Effect of exchange rate changes on cash	(651)	(678)
(Decrease) increase in cash and cash equivalents	(18,352)	19,707
Cash and cash equivalents at beginning of period	51,995	77,023
Cash and cash equivalents at end of period	$33,643	$96,730

Supplemental cash flow information:
Interest paid during the period	$15,074	$3,102
Income taxes paid during the period	$19,087	$11,432

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
713-610-9937
213-576-2428
kfeazle@rsac.com
investor@rsac.com